Exhibit 10.2

CEO Sign-On RSU Award

FORM OF RESTRICTED STOCK UNIT AGREEMENT

PURSUANT TO THE

HENRY SCHEIN, INC. 2024 STOCK INCENTIVE PLAN

(AS AMENDED AND RESTATED EFFECTIVE AS OF MAY 21, 2024)

THIS AGREEMENT (the “Agreement”) is made as of [Grant Date] (the “Grant Date”), by and between Henry Schein, Inc. (the “Company”) and Frederick Lowery (the “Participant”).

W I T N E S S E T H:

WHEREAS, the Company has adopted the Henry Schein, Inc. 2024 Stock Incentive Plan (as amended and restated effective as of May 21, 2024), as amended from time to time (the “Plan”) (a copy of which is on file with the Company’s Corporate Human Resources Department and is available for the Participant to review upon request at reasonable intervals as determined by the Company), which is administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”);

WHEREAS, pursuant to Section 9(d) of the Plan, the Committee may grant Restricted Stock Units to Key Employees under the Plan;

WHEREAS, the shares of the Company’s common stock are traded on the Nasdaq Stock Market under the symbol “HSIC”; and

WHEREAS, the Participant is a Key Employee of the Company or a Subsidiary.

NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Grant of Restricted Stock Units.

Subject to the restrictions and other conditions set forth herein and in the Plan, the Committee has authorized this grant of [Shares Granted] Restricted Stock Units to the Participant on the Grant Date.

2. Vesting and Payment.

(a) Vesting Schedule. Except as set forth in Sections 2(c) and 2(d), the Restricted Stock Units shall vest in three equal installments on each of the first three anniversaries of the Grant Date (each, a “Scheduled Payment Date”); provided that the Participant has not had a Termination of Employment at any time prior to the applicable Scheduled Payment Date.

(b) No Proportionate or Partial Vesting. Except as set forth in Section 2(c), there shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the vesting dates; provided that no Termination of Employment has occurred prior to such dates.

(c) Retirement. The Restricted Stock Units shall vest on a pro-rated basis upon the Participant’s Retirement, unless otherwise provided expressly in a written agreement between the Participant and the Company (or a Subsidiary). For purposes of this Section 2(c), the Participant shall qualify for “Retirement” if (i) the Participant’s age (minimum 55) plus years of service with the Company and its Subsidiaries equal or exceed 70, (ii) the Participant has provided written notice of the Participant’s retirement to the Company at least 30 days prior to the date of such retirement, and (iii) no Termination of Employment has occurred prior to the date of such retirement. For purposes of determining the age and service requirement under Section 2(c)(i), the Participant’s age and years of service shall be determined by the Participant’s most recent birthday and employment anniversary, respectively. For purposes of this Section 2(c), vesting on a pro-rated basis shall be calculated by multiplying the number of Restricted Stock Units set forth under Section 1 by a fraction, the numerator of which is the number of days from the Grant Date to the date of the Participant’s Retirement, and the denominator of which is the number of days from the Grant Date to the Scheduled Payment Date.

(d) Termination without Cause or for Good Reason, Disability and Death. The Restricted Stock Units shall become fully vested on the earliest of (i) a Termination of Employment by the Company (or a Subsidiary) without Cause, (ii) a Termination of Employment by the Participant for Good Reason, (iii) the Participant’s Disability and (iv) the Participant’s death (each, a “Qualifying Termination”); provided that no Termination of Employment has occurred prior to any such event, unless otherwise provided expressly in a written agreement between the Participant and the Company (or a Subsidiary). For purposes of this Agreement, “Cause”, “Good Reason” and “Disability” shall have the meanings set forth in that certain Employment Agreement, dated as of January 10, 2026 , between the Participant and the Company, as may be amended from time to time.

(e) Payment. The Participant shall be entitled to receive one share of Common Stock with respect to one vested Restricted Stock Unit. The Participant shall be paid one share of Common Stock with respect to each vested Restricted Stock Unit within thirty (30) days of the applicable Scheduled Payment Date; except that, in the event of (i) Retirement or (ii) a Qualifying Termination, the Participant shall be paid within thirty (30) days of such Retirement or Qualifying Termination, subject to Section 17 to the extent applicable, including with respect to a Participant who qualifies for Retirement at any time following the Grant Date.

3. Forfeiture and Recoupment.

(a) Forfeiture on Termination. Subject to Section 2 above, all unvested Restricted Stock Units will be forfeited on the Participant’s Termination of Employment.

(b) Forfeiture due to Cause Conduct. Notwithstanding anything herein or in the Plan to the contrary, in the event that the Participant engages in conduct that could reasonably be expected to constitute Cause, as defined in Section 2(d) above (regardless of whether the Participant had a Termination of Employment), as determined by the Company in its sole discretion, at any time on or after the Grant Date and prior to the applicable settlement date set forth in Section 2 above (such applicable settlement date, the “Payment Date”) the Committee shall have the right, in its sole discretion, to cause the immediate forfeiture of all the Restricted Stock Units (including any dividends credited thereupon) (whether or not vested) in their entirety, in which case the Participant shall have no further rights or interests with respect to such Restricted Stock Units (including any such dividends).

(c) Forfeiture Following Competitive Activity. Notwithstanding anything herein or in the Plan to the contrary, the grant of Restricted Stock Units (including any dividends credited thereupon) provided for under this Agreement is conditioned on the Participant not engaging in any Competitive Activity (as defined below) from the date that is twelve (12) months prior to the Payment Date through the first anniversary of such Payment Date. If, on or after the date that is twelve (12) months prior to the Payment Date but prior to the Payment Date, the Participant engages in a Competitive Activity, the Committee shall have the right, in its sole discretion, to cause the immediate forfeiture of all of the Restricted Stock Units (including any dividends credited thereupon) (whether or not vested) in their entirety, in which case the Participant shall have no further rights or interests with respect to such Restricted Stock Units (including any such dividends).

(d) Recoupment Following Cause Conduct or Competitive Activity After Payment Date. In the event that (i) the Participant engages in conduct described under Section 3(b) on or after the Payment Date, but on or prior to the first anniversary of such Payment Date or (ii) the Participant engages in a Competitive Activity on or after the Payment Date but on or prior to the first anniversary of such Payment Date, in each case, the Company shall have the right to recoup, in its sole discretion, from the Participant, and the Participant shall repay to the Company, within thirty (30) days following demand by the Company, a payment equal to the Fair Market Value of the aggregate shares of Common Stock payable in respect of such Restricted Stock Units (including any dividends credited thereupon) on the Payment Date (including any dividends or other distributions thereafter paid thereon); provided, that, the Company may require the Participant to satisfy such payment obligations hereunder either by forfeiting and returning to the Company such shares of Common Stock, Restricted Stock Units, dividends or any other shares of Common Stock, or making a cash payment or any combination of these methods, as determined by the Company in its sole discretion. The Company and its Subsidiaries, in their sole discretion, shall have the right to set off (or cause to be set off) any amounts otherwise due to the Participant from the Company (or the applicable Subsidiary) in satisfaction of such repayment obligation, provided that any such amounts are exempt from, or set off in a manner intended to comply with, the requirements of any applicable law (including, without limitation, Section 409A of the Code).

(e) Participant Acknowledgement of Reasonableness. The Participant hereby acknowledges and agrees that the forfeiture and recoupment conditions set forth in this Section 3, in view of the nature of the business in which the Company and its affiliates are engaged, are reasonable in scope and necessary in order to protect the legitimate business interests of the Company and its affiliates, and that any violation thereof would result in irreparable harm to the Company and its affiliates. The Participant also acknowledges and agrees that (i) it is a material inducement and condition to the Company’s issuance of the Restricted Stock Units (including any dividends credited thereupon) that such Participant agrees to be bound by such forfeiture and recoupment conditions and, further, that the amounts required to be forfeited or repaid to the Company pursuant to forfeiture and recoupment conditions set forth above are reasonable, and (ii) nothing in this Agreement or the Plan is intended to preclude the Company (or any affiliate thereof) from seeking any remedies available at law, in equity, under contract to the Company or otherwise, and the Company (or any affiliate thereof) shall have the right to seek any such remedy with respect to the Restricted Stock Units, any dividends credited thereupon, or otherwise.

(f) Definition of Competitive Activity. For purposes of this Agreement, the Participant will be deemed to engage in a “Competitive Activity” if, either directly or indirectly, without the express prior written consent of the Company, the Participant (i) takes other employment with, renders services to, or otherwise engages in any business activities with, companies or other entities that are competitors of the Company or any of its affiliates, (ii) solicits or induces, or in any manner attempts to solicit or induce, any person employed by or otherwise providing services to the Company or any of its affiliates, to terminate such person’s employment or service relationship, as the case may be, with the Company or any of its affiliates, (iii) diverts, or attempts to divert, any person or entity from doing business with the Company or any of its affiliates or induces, or attempts to induce, any such person or entity from ceasing to be a customer or other business partner of the Company or any of its affiliates, (iv) violates any agreement between the Participant and the Company or any of its affiliates relating to the non-disclosure of proprietary or confidential information of the Company or any of its affiliates, and/or (v) conducts himself or herself in a manner adversely affecting the Company or any of its affiliates, including, without limitation, making false, misleading or negative statements, either orally or in writing, about the Company or any of its affiliates. The determination as to whether the Participant has engaged in a Competitive Activity shall be made (A) if the Participant is an executive officer of the Company, by the Committee in its sole discretion or (B) if the Participant is not an executive officer of the Company, by the Company in its sole discretion.

(g) Protected Rights. Nothing in this Agreement shall be construed (i) to prohibit or is intended to restrict or impede the Participant from discussing the terms and conditions of the Participant’s employment with coworkers or exercising protected rights under Section 7 of the National Labor Relations Act or (ii) to prohibit the Participant from reporting possible violations of federal or state law or making other disclosures that are protected under whistleblower or other provisions of any applicable federal or state law or regulations; further, nothing herein prevents the Participant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that a Participant has reason to believe is unlawful. In addition, the Participant is hereby advised as follows pursuant to the Defend Trade Secrets Act: An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (I) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (II) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

(h) Clawback Policies. This Section 3(h) applies solely with respect to Participants who are members of the Company’s Executive Management Committee. Notwithstanding anything herein to the contrary, to the extent applicable to the Participant, by accepting the Restricted Stock Units granted under this Agreement, the Participant agrees and acknowledges that the Restricted Stock Units awarded under this Agreement (including the underlying shares) (whether or not vested) shall be subject to, and the Participant agrees to abide by, the terms and conditions of (i) the Company’s Incentive Compensation Recoupment Policy, (ii) the Company’s Dodd-Frank Clawback Policy and (iii) any other clawback and/or recoupment policy approved by the Board (or any committee thereof) from time to time, in each case, as amended from time to time and to the extent set forth in each applicable policy. To the extent that the Participant is subject to the terms and conditions of any of the foregoing Company clawback policies, the Participant shall have signed or shall sign each applicable clawback policy acknowledgement provided by the Company either in connection with the execution of this Agreement or prior to the Participant’s execution of this Agreement; provided, that the Participant’s failure to sign such acknowledgement shall have no impact on the applicability or enforceability of such Company clawback policy.

4. Dividend Equivalents. Cash dividends on shares of Common Stock shall be credited to a dividend book entry account on behalf of the Participant with respect to each Restricted Stock Unit granted to a Participant, provided that such cash dividends shall not be deemed to be reinvested in shares of Common Stock and will be held uninvested and without interest and paid in cash if and when the Restricted Stock Unit vests. Stock dividends on shares of Common Stock shall be credited to a dividend book entry account on behalf of the Participant with respect to each Restricted Stock Unit granted to a Participant, provided that the Participant shall not be entitled to such dividend unless and until the Restricted Stock Unit vests.

5. Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to any shares covered by any Restricted Stock Unit unless and until the Participant has become the holder of record of the shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares, except as otherwise specifically provided for in this Agreement or the Plan.

6. Withholding. The Participant shall pay, or make arrangements to pay, in a manner satisfactory to the Company, an amount equal to the amount of all applicable foreign, federal, state, provincial and local taxes that the Company is required to withhold at any time (“Tax-Related Items”). In the absence of such arrangements, the Company or one of its Subsidiaries shall have the right to withhold such taxes from the Participant’s normal pay or other amounts payable to the Participant. In addition, any statutorily required withholding obligation may be satisfied, in whole or in part, at the Participant’s election, in the form and manner prescribed by the Committee, by delivery of shares of Common Stock (including shares issuable under this Agreement).

7. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. Capitalized terms in this Agreement that are not otherwise defined shall have the same meaning as set forth in the Plan. Subject to Section 3, if and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.

8. Amendment. To the extent applicable, the Board or the Committee may at any time and from time to time amend, in whole or in part, any or all of the provisions of this Agreement to comply with any applicable laws and stock exchange rules and regulations (including, without limitation, Section 409A of the Code and the regulations thereunder) and may also amend, suspend or terminate this Agreement subject to the terms of the Plan. Except as otherwise provided in the Plan, no modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the party against whom it is sought to be enforced.

9. Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by regular United States mail or similar foreign mail or post, first class and prepaid, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):

If to the Company, to:

Henry Schein, Inc.

135 Duryea Road

Melville, New York 11747

Attention: General Counsel

If to the Participant, to the address on file with the Company.

10. No Obligation to Continue Employment or Services. This Agreement is not an agreement of employment, consultancy or directorship. This Agreement does not guarantee that the Company or its Subsidiaries will employ or retain, or continue to employ or retain, the Participant during the entire, or any portion of the, term of this Agreement, including but not limited to any period during which any Restricted Stock Unit is outstanding, nor does it modify in any respect the Company or its Subsidiaries’ right to terminate or modify the Participant’s employment, service relationship or compensation.

11. Legend. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Common Stock issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares of Common Stock acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section.

12. Securities Representations. The grant of the Restricted Stock Units and issuance of shares of Common Stock upon vesting of the Restricted Stock Units shall be subject to, and in compliance with, all applicable requirements of federal, state or foreign securities law. No shares of Common Stock may be issued hereunder if the issuance of such shares of Common Stock would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the shares of Common Stock may then be listed. As a condition to the settlement of the Restricted Stock Units, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation.

The shares of Common Stock are being issued to the Participant and this Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant. The Participant acknowledges, represents and warrants that:

(a) He or she has been advised that he or she may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Act”) and in this connection the Company is relying in part on his or her representations set forth in this section.

(b) If he or she is deemed an affiliate within the meaning of Rule 144 of the Act, the shares of Common Stock must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such shares of Common Stock and the Company is under no obligation to register the shares of Common Stock (or to file a “re-offer prospectus”).

(c) If he or she is deemed an affiliate within the meaning of Rule 144 of the Act, he or she understands that the exemption from registration under Rule 144 will not be available unless (i) a public trading market then exists for the Common Stock of the Company, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with; and that any sale of the shares of Common Stock may be made only in limited amounts in accordance with such terms and conditions.

13. Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission and processing by the Company (or any Subsidiary) of any personal data information related to Restricted Stock Units awarded under this Agreement, for legitimate business purposes (including, without limitation, the administration of the Plan) out of the Participant’s home country and including to countries with less data protection laws than the data protection laws provided by the Participant’s home country. This authorization/consent is freely given by the Participant.

14. Delivery Delay. The delivery of any certificate representing the Common Stock may be postponed by the Company for such period as may be required for it to comply with any applicable foreign, federal, state or provincial securities law, or any national securities exchange listing requirements and the Company is not obligated to issue or deliver any securities if, in the opinion of counsel for the Company, the issuance of such shares of Common Stock shall constitute a violation by the Participant or the Company of any provisions of any applicable foreign, federal, state or provincial law or of any regulations of any governmental authority or any national securities exchange. The Participant acknowledges and understands that the Company intends to meet its delivery obligations in Common Stock with respect to Restricted Stock Units, except as may be prohibited by law or described in this Agreement, the Plan or supplementary materials.

15. Miscellaneous.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

(a) Governing Law. This Agreement shall be governed and construed in accordance with the laws of New York (regardless of the law that might otherwise govern under applicable New York principles of conflict of laws).

(b) Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one contract.

(c) Waiver. The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

(d) Joint Venture/Partnership. This Agreement and the Plan do not create a joint venture or partnership between the Company and any Subsidiary.

16. ACQUIRED RIGHTS. THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT: (A) THE COMPANY MAY TERMINATE OR AMEND THE PLAN AT ANY TIME; (B) THE AWARD OF RESTRICTED STOCK UNITS MADE UNDER THIS AGREEMENT IS COMPLETELY INDEPENDENT OF ANY OTHER AWARD OR GRANT AND IS MADE AT THE SOLE DISCRETION OF THE COMPANY; AND (C) NO PAST GRANTS OR AWARDS (INCLUDING, WITHOUT LIMITATION, THE RESTRICTED STOCK UNITS AWARDED HEREUNDER) GIVE THE PARTICIPANT ANY RIGHT TO ANY GRANTS OR AWARDS IN THE FUTURE WHATSOEVER.

17. Section 409A. This Agreement is subject to Section 16(i) of the Plan, and any provisions in this Agreement providing for the payment of “nonqualified deferred compensation” (as defined in Section 409A of the Code and the Treasury regulations thereunder) to the Participant are intended to comply with, or be exempt from, the requirements of Section 409A of the Code, and this Agreement shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate or defer the timing of the payment of any such nonqualified deferred compensation, except in compliance with Section 409A of the Code and this Agreement, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A of the Code and this Agreement. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Participant as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code. A Termination of Employment or Retirement shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a Termination of Employment or Retirement, as applicable, unless such Termination of Employment or Retirement, as applicable, is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Participant is a “specified employee,” upon his or her “separation from service” (as defined under Section 409A of the Code under such definitions and procedures as established by the Company in accordance with Section 409A of the Code), any portion of a payment, settlement, or other distribution made upon such a “separation from service” that would cause the acceleration of, or an addition to, any taxes pursuant to Section 409A of the Code will not commence or be paid until a date that is six (6) months and one (1) day following the applicable “separation from service.” Any payments, settlements, or other distributions that are delayed pursuant to this Section 18 following the applicable “separation from service” shall be accumulated and paid to the Participant in a lump sum without interest on the first business day immediately following the required delay period. Any amounts payable hereunder that satisfy the short-term deferral exception in Treas. Reg. §1.409A-1(b)(4) shall not be subject to Section 409A of the Code. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the Company’s sole discretion.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

HENRY SCHEIN, INC.

Michael S. Ettinger
Executive Vice President, Chief Operating Officer

PARTICIPANT

Frederick Lowery

[Acceptance Date]